Exhibit 99.1

Edgewater Acquires Zero2Ten, Inc.

Microsoft Dynamics Cloud Partner of the Year will Expand Offerings to Manufacturers, Further Strengthen Microsoft Practice

Wakefield, MA – March 16, 2015 – Edgewater Technology, Inc. (“Edgewater”)(NASDAQ: EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, today announced that it has acquired Georgia-based Zero2Ten, Inc. (“Zero2Ten”), an award-winning Microsoft Dynamics CRM partner.

Zero2Ten will join Edgewater Fullscope, a wholly-owned subsidiary of Edgewater and leading provider of Microsoft Dynamics AX ERP and CRM solutions and services, to offer easy to use, innovative Microsoft solutions and cloud-based services to manufacturers of all sizes. The acquisition was completed after the close of business on March 13, 2015. Zero2Ten’s operating results will be combined with those of Edgewater’s beginning on March 16, 2015.

Known as one of the first organizations to embrace Microsoft Dynamics CRM’s move to the cloud, Zero2Ten has been recognized as a CRM online market leader and innovator since its inception. Such recognitions include:

•	2014 Microsoft Dynamics Cloud Partner of the Year

•	2014 Winner of Two Customer Excellence CRM Awards

•	2013 Microsoft UK Partner of the Year finalist

•	2012 Microsoft Dynamics Cloud Partner of the Year

•	2011 Microsoft Dynamics Cloud Partner of the Year

“With Zero2Ten, Edgewater Fullscope will have one of our strongest Microsoft Dynamics manufacturing offerings, providing customers with a strategic path that is aligned with Microsoft’s vision for business applications in the cloud,” said Neil Holloway, Corporate Vice President, Sales, Microsoft Dynamics. “This move creates exciting short- and long-term opportunities for Microsoft, the new extended Edgewater Fullscope team, and our current and prospective manufacturing customers by providing a complete Microsoft Dynamics solution — one that is ready to bring customers into the future.”

A leading Microsoft Dynamics CRM Partner with over 800 clients worldwide, Zero2Ten has combined a unique customer engagement lifecycle with a rapid deployment methodology featuring a structured adoption and continual learning offering for its customers. Zero2Ten focuses on manufacturers and offers several options, including strategic intellectual property (IP) offerings and hosted services and licenses, to help them mitigate the risks often associated with typical CRM projects.

“Combining Zero2Ten with Edgewater Fullscope will help build critical mass in the evolving Microsoft Dynamics partner channel, as well as speed our delivery of cloud-based offerings to the manufacturing market,” said Edgewater Fullscope Senior Vice President Russell Smith. “We are excited about

Zero2Ten’s innovative approach to minimize risk and simplify CRM Online projects, and we look forward to leveraging a similar strategy in other areas of our Microsoft practice. When you combine an award-winning CRM Cloud partner and award-winning ERP partner, the result is clearly a winning situation for our customers, employees, partners and investors.”

“We are excited about the opportunity to join forces with Edgewater Fullscope,” stated Paul Colella, CEO of Zero2Ten. “By bringing together two of the most respected organizations in the Microsoft Dynamics partner community, our combined team can provide truly integrated solutions that leverage the entire Microsoft stack. In addition, our shared commitment to leverage the power of Microsoft Dynamics solutions to manufacturers makes this a natural fit. We look forward to further expanding Microsoft’s cloud-based services and solutions to bring value to our manufacturing customers across the globe.”

Total consideration paid at closing was approximately $5.0 million, in cash. The purchase price is subject to a net working capital adjustment and additional earnings-based contingent consideration of up to approximately $8.6 million, based on operating results over the two-year period immediately following closing. Contingent consideration earned, if any, would be payable in cash. Ridgecrest Advisors served as an advisor to Edgewater on this transaction.

About Edgewater

Edgewater Technology, Inc. (NASDAQ: EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater’s brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to building critical mass in the Microsoft partner channel, building speed in the delivery of our cloud-based services in the manufacturing market, further expansion into Microsoft’s cloud-based services channel, our ability to successfully leverage Zero2Ten’s delivery strategy in our areas of our Microsoft practice and the future financial performance necessary to achieve additional contingent earnout consideration. These forward-looking statements represent the company’s present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and business conditions and changing competition which could cause actual future results to differ materially from those indicated

herein. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

Company Contact:

Timothy R. Oakes, Chief Financial Officer

1-781-246-3343

Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

1-949-574-3860

EDGW@liolios.com